PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – July 19, 2012 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.04 per share cash dividend. Common stockholders of record as of August 1, 2012 will be paid the dividend on August 15, 2012.

In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors remains diligent in reviewing the Corporation’s dividends and continues to strive to provide value to our shareholders as well as give back to the community through the bank’s unique tithing mission. We are pleased to recognize our shareholders with this dividend.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The board continues to closely monitor the dividend policy. We remain focused on ensuring capital levels are appropriate to position the Corporation for the future.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.7 million.

We invite you to visit our website at www.asbnow.com for additional information.

4